Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Supplement dated March 5, 2026 to the Prospectus related to Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-256699) on Form S-11 of our report dated March 5, 2026, relating to the consolidated financial statements and consolidated financial statement schedules as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which appears in the Company’s Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts”.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 5, 2026